Explanation of Responses:

1.  Southpaw Asset Management LP, a Delaware limited partnership (“Southpaw Management”), Southpaw Holdings LLC, a Delaware limited liability company (“Southpaw Holdings”), Kevin Wyman, a citizen of the United States, and Howard Golden, a citizen of the United States, may be deemed to own beneficially and indirectly the shares of common stock, par value $0.001 per share (“Common Stock”), of Nephros, Inc. (the “Company”), beneficially owned by (i) Southpaw Credit Opportunity Master Fund LP, a Cayman Islands limited partnership (the “Fund”; and together with Southpaw Management, Southpaw Holdings, Kevin Wyman and Howard Golden, collectively, the “Reporting Persons”), and (ii) a separate managed account managed by Southpaw Management (the “Managed Account”).  Southpaw Management is the investment manager of the Fund and the Managed Account and, in such capacities, may be deemed to beneficially own the shares of Common Stock reported herein which are deemed beneficially owned by the Fund and the Managed Account.  Southpaw Management disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of its pecuniary interest therein.  Southpaw Holdings serves as the general partner of Southpaw Management, and, in such capacity, may be deemed to beneficially own the shares of Common Stock reported herein which may be deemed beneficially owned by Southpaw Management.  Southpaw Holdings disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of its pecuniary interest therein.  Mr. Wyman and Mr. Golden are investment advisors of the Fund and managers of Southpaw Management, and, in such capacities, may be deemed to beneficially own the shares of Common Stock reported herein which may be deemed beneficially owned by Southpaw Management.  Mr. Wyman and Mr. Golden disclaim beneficial ownership of the shares of Common Stock reported herein except to the extent of their pecuniary interest therein.

2. On March 10, 2011, the Company completed a rights offering of its Common Stock (the “Rights Offering”).  In the Rights Offering, the Company sold units at a per unit price of $0.02.  Each unit consisted of one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock at an exercise price of $0.02 per share.  According to the Form 8-K filed by the Company on March 16, 2011 (the “March 16 8-K”), the warrants expire on March 10, 2016.  The Fund purchased 9,576,066 units in the Rights Offering and the Managed Account purchased 828,796 units in the Rights Offering at a price per unit of $0.02.

3. On March 11, 2011, the Company effected a 1-for-20 reverse stock split (the "Reverse Stock Split").  After giving effect to the Reverse Stock Split, the numbers of shares and warrants acquired in the transaction described in Footnote 2 were automatically adjusted: (a) for the Fund, to 478,803 shares of Common Stock and warrants to purchase 442,669 shares of Common Stock at an exercise price of $0.40 per share, and (b) for the Managed Account, to 41,439 shares of Common Stock and warrants to purchase 38,312 shares of Common Stock at an exercise price of $0.40 per share.  According to the March 16 8-K, the Company did not issue any fractional shares resulting from the Reverse Stock Split and instead paid an amount in cash equal to $0.04 per fractional share.

4. In connection with the Rights Offering, anti-dilution provisions of the Company’s Class D warrants ("Class D Warrants") were triggered. As a result, the 1 Class D Warrant exercisable for 126,884 shares of Common Stock at an exercise price of $0.90 per share held by the Managed Account became exercisable for 5,709,780 shares of Common Stock at an exercise price of $0.02 per share. As a result of the Reverse Stock Split, the 1 Class D Warrant held by the Managed Account is now exercisable for 285,489 shares of Common Stock at a purchase price of $0.40 per share.

Southpaw Asset Management LP

By:	Southpaw Holdings LLC,
its general partner

By:	/s/ Kevin Wyman	March 24, 2011
	Name: Kevin Wyman Title: Managing Member	Date

Southpaw Holdings, LLC

By:	/s/ Kevin Wyman	March 24, 2011
	Name: Kevin Wyman Title: Managing Member	Date

Southpaw Credit Opportunity Master Fund LP

By:	Southpaw GP LLC,
its general partner

By:	s/ Kevin Wyman	March 24, 2011
	Name: Kevin Wyman Title: Managing Member	Date

/s/ Kevin Wyman		March 24, 2011
Kevin Wyman		Date

/s/ Howard Golden		March 24, 2011
Howard Golden		Date